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Exhibit 99

Unity Bancorp, Inc. 64 Old Highway 22 Clinton, NJ 08809 800 618-BANK www.unitybank.com

President's Message

As 2002 comes to a close, I am very pleased to report that Unity has continued to make marked earning improvements, and we are on target to achieving our financial goals for the year. Unity recently reported net income of $962 thousand, or $0.17 per diluted share, for the quarter ended September 30, 2002, a 32.5% increase compared to $726 thousand from the prior year quarter. For the nine months ended operating earnings were $2.7 million, or $0.48 per diluted share, a 155.7% increase from the $1.1 million earned for the same period a year ago. This increase in earnings is due to both increased revenue and ongoing expense controls.

For the September 2002 quarter, return on average assets was 0.92%, return on average common equity 13.55% and the efficiency ratio was 67.15%. Our earnings target for 2002 is between $0.65-$.070 per diluted share. I am confident that you will see continued improvement in our earnings and performance ratios in 2003.

In the third quarter 2002, Unity terminated its discussions with First Bank of Central Jersey (FBCJ). Based on our further due diligence, Unity and FBCJ could not reach a definitive merger agreement. We are committed to building the Unity franchise with both core and purchased growth. We will continue to look for opportunities in our marketplace, which will enhance our franchise and contribute to shareholder value.

We recently announced a stock repurchase program for up to 10% of Unity's outstanding stock. We believe that our stock is undervalued relative to our peer group and look to maximize earnings by reducing the number of outstanding shares. The buyback program will be funded from the $9 million Trust Preferred Capital Offering, which was issued on September 26, 2002.

As a result of the recent exercise of all remaining stock purchase warrants initially issued on July 13, 2001, and the capital raised in the Trust Preferred Capital Offering, our capital levels have increased significantly. The improvement in our capital base will provide us additional flexibility needed to grow the Company and increase our earnings.

Our team, Team Unity, has worked extremely hard to make this institution something that all our shareholders and depositors can be proud of. Yet their message to me is, "you have not seen anything yet!" Join me in looking forward to a New Year, and an even more improved Unity.

As a Unity stakeholder, I would like to thank you for your continued support. I hope that you make use of all that Unity has to offer for your financial service needs.

Anthony J. Feraro
President and Chief Executive Officer
October 23, 2002

Unity Bancorp
Quarterly Financial Data

	09/30/02	06/30/02	03/31/02	12/31/01	09/30/01
SUMMARY OF OPERATIONS (in thousands):
Interest income	$6,227	$6,127	$5,748	$5,968	$5,963
Interest expense	2,145	2,184	2,118	2,426	2,791

Net interest income	4,082	3,943	3,630	3,542	3,172
Provision for loan losses	375	975	600	825	275

Net interest income after provision	3,707	2,968	3,030	2,717	2,897
Noninterest income	1,622	2,362	1,891	1,457	1,333
Noninterest expense	3,830	3,900	3,652	3,585	3,501

Income before income taxes	1,499	1,430	1,269	589	729
Federal and state income tax provision (benefit)	537	514	447	(396)	3

Net Income	962	916	822	985	726
Preferred dividends	8	7	8	7	1,795

Net Income (loss)	$954	$909	$814	$978	$(1,069)

Net Income (loss) per Common Share:
Basic	$0.18	$0.17	$0.16	$0.19	$(0.23)
Diluted	0.17	0.16	0.15	0.19	(0.23)

COMMON SHARE DATA:
Book value at quarter end	$5.18	$5.18	$4.94	$4.80	$4.68
Market value at quarter end	6.50	6.56	6.49	6.50	5.05
Average common shares outstanding: (000's)
Basic	5,383	5,216	5,132	5,072	4,683
Diluted	5,663	5,556	5,547	5,198	4,733
Common shares outstanding at period end (000's)	5,094	5,377	5,181	5,113	4,984

OPERATING RATIOS:
Return on average assets	0.92%	0.91%	0.87%	1.02%	0.79%
Return on average common equity	13.53	13.90	13.19	16.15	(19.75)
Efficiency ratio	67.15	64.18	66.15	73.01	78.30

BALANCE SHEET DATA (in thousands):
Assets	$423,990	$410,336	$394,230	$379,232	$368,589
Deposits	374,094	367,312	353,777	339,954	329,971
Loans	303,578	296,266	279,586	272,559	251,868
Shareholders' equity	26,670	28,111	25,860	24,836	23,673
Allowance for loan losses	3,786	3,563	3,180	3,165	2,871

TAX-EQUIVALENT YIELDS AND RATES:
Interest-earning assets	6.30%	6.43%	6.41%	6.78%	6.90%
Interest-bearing liabilities	2.67	2.83	2.89	3.35	3.94
Net interest spread	3.63	3.60	3.52	3.43	2.96
Net interest margin	4.15	4.14	4.02	4.04	3.69

CREDIT QUALITY:
Nonperforming assets (in thousands)	$3,205	$4,102	$2,806	$3,442	$2,748
Allowance for loan losses to period-end loans	1.25%	1.20%	1.14%	1.16%	1.14%
Net charge offs to average loans	0.20	0.80	0.86	0.80	0.11
Nonperforming assets to loans and OREO	1.06	1.38	1.00	1.26	1.09

CAPITAL AND OTHER:
Total equity to assets	6.29%	6.85%	6.56%	6.55%	6.42%
Tier I capital to average assets (leverage)	8.45	6.91	6.76	6.62	6.41
Tier I capital to risk-adjusted assets	11.48	9.53	9.49	9.53	9.77
Total capital to risk-adjusted assets	12.80	10.70	10.65	10.75	10.97
Number of banking offices	12	12	12	12	12
Number of ATMs	13	13	13	13	13
Number of employees	149	151	144	146	145

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $425 million in assets and $375 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset, and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call (800) 618-BANK. This letter contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

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  Exhibit 99
Unity Bancorp Quarterly Financial Data